SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	Integrity Investment Funds Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	120 N. Hale St., Suite 300, Wheaton, IL 60187

TELEPHONE NUMBER:	630-763-1215

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:	The Corporation Trust Company Corporation Trust Center 1209 Orange Street New Castle County Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes             ☐ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the Wheaton, Illinois on this 6th day of November, 2026.

Integrity Investment Funds Trust

		By:	/s/ William F. Weicher
William F. Weicher
Trustee (sole trustee)

Attest:

By:	/s/ Peter J. Weicher
Name:	Peter J. Weicher
Title:	President